Elite Sports Pakistan Pvt Limited

(ESP)

&

Inter University Consortium for the Promotion of Social Sciences Pakistan

(IUCPSS)

Memorandum of Understanding

Organization of the Esports Activities & Events at Universities/National Level

ELITE SPORTS PAKISTAN

IUCPSS

AGREEMENT

THIS AGREEMENT is made on 14th April 2022 ("Execution Date"):

BETWEEN

The Inter University Consortium for the Promotion of Social Sciences (IUCPSS) Pakistan (hereinafter referred to as the "IUCPSS", which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors in interest, permitted assigns and Affiliates) through Dr. Nasir Ali Khan, Vice Chancellor of the University of Haripur being party of the First Part.

AND

"Elite Sports Pakistan Pvt Limited (ESP) of Pakistan, a company duly incorporated with the Securities and Exchange Commission of Pakistan (SECP) (hereinafter referred to as "ESP" which expression shall unless is repugnant to the context or meaning thereof be deemed to mean and include its successors in interest, permitted assigns and Affiliates through Mr. M. Jamal Qureshi being party of the Other Part.

Each of ESP and IUCPSS are hereinafter individually referred to as a "Party", and are collectively referred to the "Parties".

WHEREAS

A. ESP was incorporated with objectives of developing sports in Pakistan with one of a main objective of the promotion of and television broadcast and digital streaming of Pakistan university eSports competitions (competitive gaming), eSports teams of IUCPSS member institutions, players, merchandising, monetizing, branding and exploiting of IUCPSS eSports Tournaments (as defined in Schedule 1) and eSports Seasons (as defined in Schedule 1).

B. In light of the aforesaid, the Parties are desirous of entering into this Agreement to record the terms and conditions of the affiliation between ESP and IUCPSS and the rights and obligations of the Parties in relation to the proposed affiliation with effect from the Execution

Date.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSED AS UNDER:

1.

DEFINITIONS

1.1. All capitalized terms herein shall, unless otherwise indicated, have the meaning set forth in the Schedule I attached hereto shall have the respective meanings indicated therein.

2.

INTERPRETATION

2.1. Save where the contrary is indicated, any reference in this Contract to:

2.1.1. A Recital", a "Clause" and a "Schedule" shall be construed as a reference to a Recital, a Clause and a Schedule respectively of this Agreement;

2.1.2. Headings, subheadings, titles, subtitles to clauses, sub clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the schedules and annexure hereto and shall be ignored in construing the same re-enacted or not.

2.1.3. Reference to statutory provisions shall be construed as meaning and including references also to (i) all subordinate legislation made from time to time under that provision or amended, modified, consolidated) and

(ii) any amendment or re-enactment (whether before or after the Execution Date) for the time being in force and to all statutory instruments or orders made pursuant to such statutory provisions.

(whether)

2.1.5. Words importing the singular shall include the plural and vice versa;

2.1.6. This Agreement itself or any other agreement or document shall be construed as a reference to this or to such other agreement or document as it may have been, or may from time to time be, amended, varied, novate, replaced or supplemented;

2.1.7. A Law shall be construed as a reference to such Law including its amendments or re-enactments from time to time;

2.1.8. Unless specifically provided, reference to days, months and years are to calendar days, calendar months and calendar years, respectively;

2.1.9. A time of day shall, save as otherwise provided in any agreement or document be construed as a reference to Pakistan Standard Time;

2.1.10. Different parts of this Agreement are to be taken as there is any inconsistency between or among the parts of this mutually explanatory and supplementary to each other and if Contract, they shall be interpreted in a harmonious manner so as to give effect to each part;

2.1.11. Words "directly or indirectly" mean directly or indirectly through one or more intermediary Persons or indirect" have the correlative meanings.

2.1.12. Any reference to "writing' shall include printing, typing, lithography and other means of reproducing words in visible form (but excludes text messaging via mobile phone).

2.1.13 construed without limitation. The words "include" and "including are to be

2.1.14. No provisions shall be interpreted in favor of, or against, any Party by reason of the extent to which such Party or its counsel participated in the drafting hereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

2.1.15. Any reference to books, files, records or other information or any of them means books, files, records or other information or any of them in any form or in whatever medium held including paper, electronically stored data, magnetic media, film and microfilm.

2.1.16. The Annexures form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include any schedules, annexures and appendices to it, provided that in case of any inconsistency between the provisions of any Annexure and those of this Agreement, the provisions of this Agreement shall prevail.

2.1.17. Any headings or sub-headings in this Agreement have been inserted for ease of reference only and shall not affect the interpretation of this Agreement;

2.1.18. The words "hereof" or "herein", if and when used in this Agreement shall mean a reference to this Agreement.

3. SCOPE

3.1. ESP and IUCPSS are entering into this Agreement with the intent to promote and monetize Pakistan university eSports and other Sports, (by signing off university sports commercialization agreements (MoU's), establishing of Merchandising stores, through IUCPSS assistance), IUCPSS University Teams and IUCPSS University Players, in part by the use and license of the Intellectual Property Rights and Rights from IUCPSS to ESP for the purpose of promoting Pakistan university sports and eSports, the eSports, Video Game Titles, IUCPSS University Teams and IUCPSS University Players (the "Objective").

4. GRANT OF RIGHTS

4.1. The Parties agree that considering ESP being desirous of promoting the popularity of university sports, eSports in Pakistan, ESP shall be entitled to, and IUCPSS hereby grants to ESP, in perpetuity, all the Intellectual Property Rights and Rights (defined below) in the sports and eSports Games.

4.2. In consideration of the payment under Clause 6 below by ESP to IUCPSS and subject to ESP compliance with the terms and conditions of this Agreement, IUCPSS hereby exclusively grants to ESP, for and during the Term, all rights for exploitation and monetization of sports and eSports, including the eSports Games. The rights granted to ESP pursuant to this Clause 4.2 shall include the right to appoint Sponsor(s), Television Rights, Internet Rights, Audio Rights, Mobile Rights or any variants or future technologies, whether existing now or created or discovered in the future), in relation to sports and eSports, including eSports Games, i.e. the right to transmit, retransmit, broadcast, reproduce, issue copies, make translation or adaptation, record, copy, edit in any manner as required and otherwise exploit and exhibit for an unlimited number of times, the feed, Footage, the Unilateral Commentary, develop, create, exploit and monetize any original content including gaming modules, programmes,

highlights, images, shows, sports desks, storylines, features (including IUCPSS University Team features and IUCPSS University Player features) that may be developed by ESP in relation to the eSports, or ancillary programming produced by ESP or any person appointed by ESP for the purpose, in the Territory and via all media and means of electronic and print communication to the public now known or hereafter invented (including but not limited to electronic communication, public address systems, cable & satellite television, analogue and digital terrestrial television, IPTV, HITS, DTH, and other addressable Television Sets/ platforms the Internet, mobile, Radio, all forms of Mobile Communications Technology and/or Mobile Broadcast Technology, delivered to any and all devices and whether on a free, pay or pay per view basis, any form of on-demand services, by downloading, streaming and including any enhanced and interactive coverage, with or without user interface, on a linear, on demand or other basis or exploitation on land, air or high seas by any form of media) whether live, near-live, delayed, deferred or as highlights, clips or stills or whether data or information based, and in any languages of the Territory. The rights granted to ESP pursuant to this Clause 4.2 shall also include the right to monetize the merchandising and logos, Intellectual Property Rights relating to the or arising out of the exploitation by ESP of the rights, advertising, licensing, photography, use of name, photograph and likeness (including of IUCPSS University Teams and IUCPSS University Players), right to conduct and exploit interviews, undertake marketing, promotion and publicity for the exercise of the foregoing rights, the right to sell products at the venues where an eSports Game is being conducted, or at retail stores (including online retail stores) owned, operated or authorized by ESP or its Affiliates, and all the rights set out in Clause 4.4 below (the "Rights").

4.3. The Parties acknowledge and agree that the Rights granted to ESP include the exclusive Rights by all means now or later developed in all sports and eSports Games or any other similar games that IUCPSS may hereafter enter into for sports and eSports, all teams, players, coaches and other individuals who render services in connection with the eSports and/or the creation and production of the Footage or any Rights;

4.4. For avoidance of doubt, the exclusive Rights granted to ESP include the following rights in the eSports and shall include the rights to exercise the Rights directly, or to license or delegate the exercise of the Rights:

4.4.1. To edit, add to and/or modify the content exploited pursuant to the Rights as ESP may determine;

4.4.2. To publicize, advertise, promote and exploit the Rights, the Sports and eSports, the participants, players, universities, coaches, IUCPSS University Teams, IUCPSS University Players etc. in all media;

4.4.3. To use the names, photograph, likenesses, logos and/or trademarks of IUCPSS , the member institutions of IUCPSS, IUCPSS University Teams, IUCPSS University Players, coaches and/or other individuals who render services in connection with the Rights for the purpose of advertising publicizing and/or promoting the Rights, the sports and eSports and/or for Commercial Licenses.

4.4.4. To permit commercial messages, advertising and similar messages to be exhibited before, during and after any exhibition of the eSports Games including their exploitation in any Media now or later developed.

4.4.5. To dub the Unilateral Commentary in any foreign languages and/or to affix subtitles in any and all languages to the Footage or Radio Delivery.

4.4.6. To manufacture prints, cassettes, discs and other elements incorporating the Rights and eSports.

4.5. IUCPSS hereby acknowledges and confirms that, subject to Clause 4.2 hereof, the Rights are granted ESP on a sole and exclusive basis for the duration of the Term and IUCPSS shall not exploit, and shall not authorize any other Person to exploit, the Rights. IUCPSS hereby agrees that it shall not exercise or enter into any arrangement, which entitles it or any other Person to exercise rights similar to the Rights with respect to any eSport or any event of a similar nature organized at the regional, national or international level which would compete with or prejudice the status of the sports and eSports and the Rights granted to ESP herein.

4.6. During the Term, subject to Clause 4.2, ESP shall be entitled to use and exploit the feed, Footage and all property and programmes created from the exercise of the Rights in relation to the eSports on an irrevocable and exclusive basis. ESP shall have the sole and exclusive archival rights in relation to the feed and/or Footage upon the expiry of the Term or earlier termination of this Agreement. After the expiry or sooner termination of this Agreement, ESP shall be entitled to use, on an exclusive basis and in perpetuity, all shoulder programming, magazine programmes or other support/ancillary programmes such as updates, chat shows etc. created using the feed and/or Footage created prior to termination or expiry of the Term the "Programmes").

4.7. IUCPSS acknowledges that ESP shall retain exclusive Intellectual Property Rights and Rights in the sports and eSports Games and nothing herein shall or will be construed or deemed to grant to IUCPSS any right, title, license, sub-license, proprietary right or other claim against or interest in, to or under (whether by estoppels, by implication or otherwise) to the aforesaid rights.

4.8. Parties agree and acknowledge that ESP shall have the right to grant to any Person a right and license to the Intellectual Property Rights and/or Rights in the eSports Games, whether on an exclusive or non-exclusive basis and whether with or without the payment of royalty as ESP may see fit at its sole discretion.

4.9. IUCPSS shall not use the name or logo of ESP or its Affiliates, directly or indirectly, in any advertisement, press release, professional or trade publication, or in any other manner, except (a) as may be required by Applicable Law, (b) on a confidential basis to potential financing sources or sponsorships for the sports and eSports Games but only if such financing sources or sponsors are approved in writing by ESP, or (c) with ESP prior written consent, which may be withheld in ESP's sole discretion.

4.10. IUCPSS acknowledges and agrees that any and all rights, including all Intellectual Property Rights, that subsist in the feed and Footage (including transmissions and recordings thereof by ESP or the Broadcaster) shall be exclusively owned by ESP, including all renewals, reversions and extensions thereof and thereafter in perpetuity and for the whole of the world. To the extent that such rights do not vest in ESP under law, IUCPSS hereby assigns all its right, title and interest, including all intellectual property rights, in the world. IUCPSS agrees that notwithstanding the provisions of any law feed and Footage in favor of ESP, in perpetuity and for whole of for the time being in force, including Pakistan Copyright Ordinance, 1962, the failure of ESP to exercise the rights under the assignment for such assignment shall not lapse in any circumstances, including any period of time whatsoever on.

5. LIMITATIONS ON GRANT OF RIGHTS

5.1. IUCPSS grant of Rights to ESP under Clause 4 is subject to the following restrictions and exceptions:

5.1.1. IUCPSS has not granted and shall not be deemed to grant any rights it does not have or obtain from the Participating Universities, IUCPSS University Teams, IUCPSS University Players, coaches or other individuals, that is does not have, provided that IUCPSS will use best efforts to acquire all rights described in this Agreement and will cooperate with ESP to develop and implement a plan doing so.

5.1.2. On the expiry of the Term, all Commercial Licenses subsisting at that point of time will continue to remain in full force and effect, but ESP shall not thereafter enter into further Commercial Licenses.

5.1.3. If ESP is notified that an individual has ceased his or her involvement with the Participating Universities and/or IUCPSS, ESP thereafter will cease entering into additional Commercial Licenses pertaining to that individual.

5.1.4. The exclusive name, likeness and photography rights granted by IUCPSS University Teams, IUCPSS University Players, coaches and other individuals who rendered services in connection with the sports and eSports and the Rights is not intended to prevent any of the foregoing from taking photographs or using their names and likenesses for personal, non-commercial use.

5.1.5. This Agreement is not intended to restrict the right of any individual who ceases to be involved with the Participating Universities or with IUCPSS to thereafter use or license the use of his own name, likeness or photograph for any purpose, provided that such individuals will not enter into agreements that conflict with the Commercial Licenses granted by ESP, prior to ESP being notified that such individual has ceased to be involved with the Participating Universities or with IUCPSS to ESP, each.

5.1.6. Subject to the Rights granted herein Participating University shall own their own IUCPSS University Team and any trademarks and logos developed exclusively by each Participating University, to the extent developed without reference to or collaboration from ESP and specifically excluding any trademarks or logos (including team names, logos, nicknames other identifying characteristics developed by ESP and/or assigned by ESP to such Participating Universities, IUCPSS University Teams or IUCPSS University Players, which shall be exclusively owned by ESP.

6. Payments to IUCPSS by ESP

6.1. ESP and IUCPSS will cooperate to develop and administer scholarship and support programs for the IUCPSS welfare and development, for Participating Universities, IUCPSS University Teams, IUCPSS University Players, coaches and others involved in the sports and eSports Games for which ESP have been granted the Rights hereunder. ESP shall provide the following amounts for such scholarship and other programs to the IUCPSS; it would be 100 % depends upon the sole discretion of IUCPSS either to keep or distribute such payments to the participating universities, IUCPSS University Teams, players coaches, staff or to the IUCPSS or any other officials.

6.1.1. ESP shall contribute lump sum an amount of PKR 1,000,000/- (One Million) for the period of 10 years from year 2022 and 2031, as per the formula mentioned below in clause 6.1.2.

6.1.2. ESP shall contribute PKR Rs. 100,000/- on an account of advance on the date of execution of this agreement. Whereas, the remaining amount PKR Rs. 900,000/- will be paid in 18 equal installments @ PKR 50,000/ every six month in the account of the IUCPSS through bank payment.

7. AFFIRMATIVE COVENANTS AND RIGHTS OF ESP FOR THE ESPORTS GAMES

7.1. ESP will promote the sports and eSports Games, IUCPSS University Teams, IUCPSS University Players and Participating Universities on various media platforms by providing the IUCPSS University Players with a platform to display their sports and sporting talent and shall cause the Broadcaster or one or more persons to film, shoot, edit, produce and broadcast portions of the eSports Games in the territory of Pakistan and other territories for media distribution in the manner mutually agreed between Parties and the Broadcaster.

7.2. ESP shall be allowed, on an exclusive basis to film the Participating Universities, IUCPSS University Teams and IUCPSS University Players for the purpose of all electronic media coverage and rights including regional television coverage and internet broadcasting rights including all Digital Rights and Broadcast Rights as well as national television rights.

7.3. In consideration for the rights granted to it hereunder, ESP agrees to provide all necessary production related equipment and professionals required to broadcast the eSports Games.

7.4. ESP shall have the right to license or otherwise obtain, Video Game Titles, from Video Game Publishers that have developed and/or own such Video Game Titles, for the purpose of including such eSports in the eSports Games. All commercial arrangements in connection with the license or obtaining of such rights to the Video Game Titles shall be as agreed to between ESP in its discretion, and the relevant Video Game Publisher. ESP shall notify IUCPSS each time a new Video Game Title is made available to ESP for inclusion in the eSports Games, if ESP intends to include such new Video Game Title / eSport in the schedule of eSports Games developed by it.

7.5. Esp has the right to undertake an inspection of and require access to documents and records of IUCPSS and the Participating Universities to the extent that these pertain to the IUCPSS University Teams and/or the IUCPSS University Players in order to verify and confirm that the criteria prescribed by ESP from time to time, including all IUCPSS University Teams and IUCPSS University Players meet all eligibility University Players being Eligible Players. IUCPSS shall ensure that each information, Documentation and records as may be reasonably required by ESP in exercise of its rights under this Clause 7.5.

7.6. ESP shall assist IUCPSS and the Participating Universities in developing business relationships with such preferred vendors identified by ESP ("Preferred Vendors") through introductions and recommendations to such Preferred Vendors. ESP will have the right to require IUCPSS to ensure that each Participating University procures and utilizes, for the purpose of the eSports Games, material that meets all of the prescribed criteria and specifications and that is supplied only by or sourced only from Preferred Vendors.

8. AFFIRMATIVE COVENANTS OF IUCPSS FOR THE ESPORTS GAMES

8.1. IUCPSS shall allow ESP to display notices poster and other communication materials at each eSports Game.

8.2. IUCPSS agrees to work cooperatively with ESP and its representatives to meet the objectives of ESP to promote the telecast of the sports and eSports Games amongst IUCPSS member universities, including the Participating Universities.

8.3. It is agreed between the Parties that ESP shall be responsible and shall have the sole rights in its name for negotiating for merchandising, seeking Sponsors to exploit the various sponsorship rights, making contracts, telecasting etc. for the eSports Games and the exploitation of the Rights shall be well within ethical norms and as agreed by both the Parties.

8.4. IUCPSS agrees to co-operate with ESP in selection of the venues for the sports and eSports Games which meet television standards and will be confirmed, if required, by the Broadcaster.

8.5. IUCPSS shall ensure that Participating Universities provide dedicated facilities and space with adequate internet and power for the players and teams to practice and conduct the eSports Games.

8.6. IUCPSS shall ensure that each Participating University provides an eSports coach, for each Video Game Title or eSport, for each IUCPSS University Team participating in an eSports Season or eSports Tournament.

8.7. IUCPSS shall ensure that each Participating University shall ensure that each IUCPSS University Player's account with each Video Game Title Publisher selected by ESP for eSports Games is in good standing and with competitive status.

8.8. IUCPSS shall ensure that each Participating University shall select a logo and name from either ESP or a company designated by ESP to create logos and names for the Participating Universities. In addition, each Participating University shall obtain approval for and execute an agreement with ESP or a company designated by ESP regarding the exclusive rights to commercialize the logo and name. The Parties hereby agree that ESP will own all commercial rights to the logos and names selected by the Participating Universities and neither IUCPSS nor any participating University shall have any rights in Relation to such logo and name except in accordance and to the extent permitted under this Agreement.

8.9. IUCPSS agrees that each Participating University shall outfit each IUCPSS University Player and member of the IUCPSS University Team with jerseys provided by ESP or a company or vendor designated by ESP. In the event that the Participating Universities procure such jerseys directly from the designated company or vendor and not through ESP, the Participating Universities shall ensure that such jerseys are prepared in accordance with specifications provided by ESP, including any names and logos of any sports and eSports Games sponsors, the extent applicable.

8.10. IUCPSS shall co-operate with ESP to obtain all the required approvals, and/or permissions under the Applicable Law in order to carry on its Objective and undertake the eSports Games.

8.11. IUCPSS shall ensure that each IUCPSS University Player is in good academic standing with its respective Participating University and that the universities and the players shall adhere by the Code of

Conduct as provided for in Schedule II of this Agreement. IUCPSS agrees and acknowledges that ESP shall not be held liable for any misconduct, or breach of Applicable Law, including anti-corruption laws, on the part of any player or any official of IUCPSS. IUCPSS shall indemnify and keep harmless ESP against all direct costs, losses, expenses, damages, fees (including reasonably attorney's fees and legal costs and expenses) arising out of or in connection with any claims, actions, demands, proceedings against the players or any officials of IUCPSS. IUCPSS shall, for any serious infraction of the Code of Conduct, suspend the defaulting player or remove such player. ESP has the discretion to amend and update the Code of Conduct from time to time at its sole discretion, and IUCPSS and its member universities shall be bound by such amended and revised Code of Conduct, provided that ESP delivers a copy of the revised Code of Conduct to IUCPSS prior to the commencement of the next eSports Season or eSports Tournament, as the case may be.

8.12. IUCPSS shall or shall ensure that each Participating University shall, in addition to providing the venue as per ESP specifications, obtain necessary licenses and meet regulatory approvals, and meet all the minimum standards for competitive play notified by ESP in writing, for eSports Games (including for both eSports Seasons, and eSports Tournaments), it being understood that the eSports Tournaments shall be subject to higher standards than those applicable to the eSports Seasons. The minimum standards required to be met by each Participating University shall be as prescribed by the ESP in writing from time to time and shall include, without limitation, the following minimum standards:

(a) Licenses

Obtaining necessary statutory regulatory and other permissions to conduct the eSports Games Contact all other official agencies, government or private, for the conduct of the eSports Games

(b) Power Back Up

Ensure generators in place as power back up source for entire venue not lower than 600-750w and Ensure power supply recommended at 850w 80+Gold for efficiency in systems. In the event the power Supply is lower than 600w, there is a possibility of periphery issues and trouble adding to systems in order to address long term upgrades ensure that in case of full specification systems- power supply shall be at 400w-550w at full load and idle around 185w.

(c) Bandwidth

Ensure 10 Mbps for bandwidth for gaming with an option to scale up per system; Bandwidth should enable smooth streaming since streaming speed is an important part of competitive Video Gaming (by way of an example, ideal bandwidth for 5 systems would approximately be 50Mbps.)

(d) Consoles:

Latest generation relevant gamin console - 'Play Station 4, XBOX or similar gaming console system as per the requirements of ESP per eSports Game.

(e) Monitors:

Recommended 144mz gaming monitors of 24 inches.

(1) Peripheries:

Provide gaming keyboards - Mechanical is preferred Provide gaming mice - Laser/Optical higher DPI is preferred Provide multi channel gaming headsets, Provide gaming mouse pads, Provide gaming chairs, Provide webcams, .

8.13. Gaming Schedule: ESP shall, in its discretion, develop, finalize, and publish a schedule of the dates of the eSports Games (for both eSports Seasons and eSports Tournaments) Games, which schedule shall then be binding on the IUCPSS and each Participating University, IUCPSS shall procure that each IUCPSS University Team and each IUCPSS University Player shall strictly adhere to the schedule for the eSports Games in which such Participating University has chosen to participate. IUCPSS shall ensure that the Participating Universities provide the ESP with a complete roster of IUCPSS University Players comprising their IUCPSS University Team, including an alternate for each IUCPSS University Player, such that participation of a complete IUCPSS University Team is ensured for each eSports Game in which such Participating University has chosen to participate. ESP shall have the right to penalize any Participating University for any failure by the IUCPSS University Team or the IUCPSS University Players to adhere to the schedule prescribed by ESP or to participate in the eSports Games in which such Participating University has already agreed to participate. The penalty for any IUCPSS University Team's or IUCPSS University Player's failure to attend, participate or play in any eSports Game in accordance with the prescribed schedule may include, in addition to such other penalties as may be prescribed, reductions in the credits or standings of the IUCPSS University Team or IUCPSS University Players (including to their respective team or player accounts), suspension from participation in the remainder of the relevant eSports Season or eSports Tournament, suspension from participation in any eSports Games, including subsequent eSports Seasons or eSports Tournaments, for the same Video Game Title / eSport or others or ban on future participation in any eSports Games.

8.14. Broadcast Games: ESP shall be entitled to exploit and monetize all eSports Games and all Rights to the eSports Games, including by way of television broadcast, digital streaming or any other media platform, of the eSports Games, in the manner determined by ESP. The eSports Games that are broadcast on television or exhibited via digital streaming or any other media platform may be broadcast, exhibited or distributed on a live or delayed basis.

8.15. Television Commercial Requirement: IUCPSS shall ensure that all Participating Universities participating in any eSports Games shall produce and deliver a 30 (thirty) second commercial ("Television Commercial"), (which Television Commercial shall have obtained the prior written approval of ESP), that promotes the Participating University during the eSports Games. Institutions are permitted to elect to have ESP create and produce the Television Commercial upon payment of a fee of PKR 10, 00,000 (Rupees Ten Lakh) to ESP.

8.16. Air Conditioning: IUCPSS shall or IUCPSS shall ensure that IUCPSS member institution which is acting as the host institution shall equip the site with portable temporary air conditioners in the event the building does not possess an existing air conditioning system where such eSports Games are to be held.

8.17. Expenses: Each Participating University shall be responsible for its own expenses in route to, during, and from all IUCPSS eSports Games and IUCPSS eSports Tournaments.

8.18. Reporting: IUCPSS shall ensure that each Participating University provides, to ESP or such Person as directed by ESP, reporting of the completion of each eSports Season game or eSports Tournament game played by the IUCPSS University Team or any IUCPSS University Player of such Participating University, along with a screen capture of such completion and the score of such IUCPSS University Team or IUCPSS University Player, as the case may be.

9. SPONSORSHIP RIGHTS

9.1. In addition to the on-air sponsorship rights granted to ESP, IUCPSS hereby grants to ESP the right to monetize all other sponsorship rights in respect of all eSports Games and all events forming part of each eSports Season and eSports Tournament during the Term and shall include rights relating to broadcast sponsorship, title sponsorship, on-ground sponsorship.

9.2. ESP shall have complete control, liberty and discretion to appoint the Broadcaster and all broadcast sponsors for each eSports Game.

9.3. ESP shall be entitled to appoint sponsors, including Title Sponsors, for each eSports Game.

10. EXCLUSIVITY

10.1. IUCPSS hereby confirms, agrees and undertakes that, during the subsistence of this Agreement, it shall not, whether directly or indirectly, deal, discuss, negotiate, engage etc. in any discussions or in any manner whatsoever deal or enter into any arrangements or agreements with any Person on any aspect relating to the Rights granted herein or any part thereof in any manner whatsoever.

10.2. IUCSS shall procure that each Participating University, IUCPSS University Team and IUCPSS University Player agrees in writing to be bound by the following exclusivity covenants: No Participating University, IUCPSS University Team or IUCPSS

10.2.1. University Player shall, without the prior written consent of ESP, participate in any competitive Video Gaming other than the eSports Games, if such competitive Video Gaming is being undertaken, conducted or organized commercially or commercially exploited in any manner for any kind of fee, payment, charges, royalty or other form of income or revenue; and

10.2.2. No Participating University shall permit (a) any IUCPSS University Team, or (b) more than two IUCPSS University Players, to, as a team, participate in any competitive Video Gaming other than the eSports Games, whether such competitive Video Gaming is commercially monetized or exploited or not, without the prior written consent of ESP.

11. OTHER ESPORTS GAMES

11.1. IUCPSS sanctions and approves that, subject to Clause 11.2, ESP shall have the right to organize and conduct eSports games, series, play-offs or tournaments between select IUCPSS University Teams or select IUCPSS University Players and teams or players of other nationalities, in particular, teams or

players selected from educational institutions from SAARC region to be played at their respective institutional facilities or at such other locations as may be selected by ESP ("Identified eSports Games").

11.2. Notwithstanding anything contained herein, any Identified eSports Games will only be organized by ESP should ESP, in its sole discretion, decide to organize such eSports Games and only if:

11.2.1. ESP has entered into a binding written agreement, to its satisfaction, with a television broadcaster or digital streaming service provider, pursuant to which such broadcaster or service provider has committed to broadcast or digitally stream the Identified eSports Games; and

11.2.2. All necessary legal and regulatory consents and sanctions those are required in order to permit the eSports Games to be played and in order to permit ESP to organize and conduct the eSports Games, and to undertake all actions required in connection therewith, have been obtained, to ESP satisfaction.

11.3. In the event that an Identified eSports Game is played, ESP will bear all costs and expenses in connection with organizing and conducting the eSports Game, including travel and lodging expenses for the participating players, to the extent applicable.

11.4. Grant of Rights.

11.4.1. In consideration of ESP organizing any Identified eSports Games and the costs in connection with such Identified eSports Games being borne by ESP, the IUCPSS and its member institutions, grant ESP all rights for exploitation and monetization of the Identified eSports Games. The rights granted to ESP pursuant to this Clause 11.4 shall include the right to appoint Sponsor(s), Television Rights, Internet Rights, Audio Rights, Mobile Rights or any variants or future technologies, whether existing now or created or discovered in the future), in relation to eSports, including the Identified eSports Games, i.e. the right to transmit, retransmit, broadcast, reproduce, issue copies, make translation or adaptation, record, copy, edit in any manner as required and otherwise exploit and exhibit for an unlimited number of times, the feed, Footage, the Unilateral Commentary, develop, create, exploit and monetize any original content including gaming modules, programmes, highlights, images, shows, sports desks, storylines, features (including team features and player features) that may be developed by ESP in relation to the eSports and the Identified eSports Games, or ancillary programming produced by ESP or any Person appointed by ESP for the purpose, in the Territory, and via all media and means of electronic and print communication to the public now known or hereafter invented (including but not limited to electronic communication, public address systems, cable & satellite television, analogue and digital terrestrial television, IPTV, HITS, DTH, and other addressable Television Sets/platforms, the Internet, mobile, Radio, all forms of Mobile Communications Technology and/or Mobile Broadcast Technology, delivered to any and all devices and whether on a free, pay or pay per view basis, any form of on-demand services, by downloading, streaming and including any enhanced and interactive coverage, with or without user interface, on a linear, on demand or other basis or exploitation on land, air or high seas by any form of media) whether live, near-live, delayed, deferred or as highlights, clips or stills or whether data or information based, and in any languages of the Territory. The rights granted to ESP pursuant to this Clause 11.4 shall also include the right to monetize the merchandising and logos, Intellectual Property Rights relating to the or arising out of the exploitation by ESP of the rights, advertising, licensing, photography, use of name, photograph and likeness, (including of teams and players), right to conduct and exploit interviews, undertake marketing, promotion and publicity for the exercise of the foregoing rights, the right to sell products at the venues where an eSports Game is being conducted, or at retail stores (including online retail stores) owned, operated or authorized by ESP or its Affiliates, and all the rights set out in this Clause 11,4 (the "Identified eSports Game Rights").

11.4.2. The Parties acknowledge and agree that the Rights granted to ESP include the exclusive rights by all means now or later developed in the Identified eSports Games and all teams, players, coaches and

other individuals who render services in connection with the Identified eSports Games and/or the creation and production of the Footage or any Identified eSports Game Rights;

11.4.3. For avoidance of doubt, the exclusive Identified eSports Game Rights granted to ESP include the following rights and shall include the rights to exercise the Identified eSports delegate the exercise of Game Rights directly, or to license or the Identified eSports Game Rights:

a. pursuant to the Identified eSports Game Rights as to edit, add to and/or modify the content exploited as ESP may determine.

b. Identified eSports Game Rights, the Identified eSports to publicize, advertise, promote and exploit the Games, the participants, players, universities, coaches etc. in all media, whether now known or hereafter devises

c. To use the names, photograph, likenesses, logos and/or trademarks of IUCPSS, the universities, players, coaches and/or other individuals who render services in connection with the Identified eSports Game Rights for the purpose of advertising publicizing and/or promoting the Identified eSports Game Rights, the Identified eSports Games and/or for Commercial Licenses. To permit commercial messages, advertising and similar messages to be exhibited before, during and after any exhibition of the Identified eSports Games including their exploitation in any Media now or later developed.

d. To dub the Unilateral Commentary in any foreign languages and/or to affix subtitles in any and all languages to the Footage or Radio Delivery.

e. To manufacture prints, cassettes, discs and other elements incorporating the Identified eSports Game Rights and the Identified eSports Games.

11.4.4. IUCPSS hereby acknowledges and confirms that the Identified eSports Game Rights are granted to ESP on a sole and exclusive basis for the duration of the Term and IUCPSS shall not exploit, and shall not authorize any other Person to exploit, the Identified eSports Game Rights. IUCPSS hereby agrees that it shall not exercise or enter into any arrangement, which entitles it or any other person to exercise Identified eSports Game Rights similar to the Identified eSports Game Rights with respect to the Identified eSports Games.

11.4.5. During the Term, ESP shall be entitled to use and exploit the feed, Footage and all property and programmes created from the exercise of the Identified eSports Game Rights in relation to the Identified eSports Games on an irrevocable and exclusive basis. ESP shall have the sole and exclusive archival Identified eSports Game Rights in relation to the feed and/or Footage upon the expiry of the Term of earlier termination of this Agreement. After the expiry of sooner termination of this Agreement, ESP shall be entitled to use, on an exclusive basis and in perpetuity, all shoulder programming, magazine programmes etc. created using the feed and/or Footage created prior to support/ancillary programmes such as updates, chat shows termination or expiry of the Term.

11.4.6. Discretion, all of the Identified eSports Game Rights and shall ESP shall be entitled to exploit and monetize, in its sole or other be receive all revenues and profits derived or resulting from any Identified eSports Games or any other similar games organized by ESP.

12. DISTRIBUTION OF FOOTAGE

12.1. ESP shall be responsible for distribution and uplink of the feed at its own cost either by itself or by the Broadcaster. ESP or the Broadcaster shall also be responsible, at its own cost, for making all necessary arrangements for down linking of the feed, the onward transmission, delivery and further distribution of the feed whether by satellite or other means.

13. SUB-LICENSING

13.1. ESP shall be entitled to enter into any arrangement / agreement for sub-licensing of any of its Rights under this Agreement with any Third Party (ies) or Affiliates. ESP shall procure that any third party to whom any of the Rights or part thereof has been sub-licensed in accordance with this Agreement Shall use or exploit the relevant Rights and ESP. Intellectual Property in a manner that is consistent and in compliance with the terms of this Agreement. Notwithstanding the foregoing, ESP shall at all times during the Term remain liable to IUCPSS in respect of all its obligations under this Agreement, as well as for the acts and/or omissions of any sub-licensee to whom any Rights or ESP Intellectual Property in connection with exploitation of such Rights have been sub-licensed in accordance with the provisions of this Agreement.

13.2. All activities undertaken in connection with the exercise of the Rights must be in full compliance with and subject to all the applicable laws of the relevant country of the Territory.

14. PRESS EVENT

14.1. Within 6 (six) months after the execution of this Agreement, ESP shall, at the sole cost of ESP, host a press event announcing the Agreement and the Parties plans to implement the Agreement.

15. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS, OF IUCPSS

15.1. IUCPSS represents, warrants, undertakes and covenants (as relevant) to ESP that:

15.1.1. IUCPSS is validly incorporated and existing under the laws of Pakistan.

15.1.2. IUCPSS has full title, capacity, authority and ability to enter into and perform its obligations under this Agreement in accordance with the terms hereof.

15.1.3. This Agreement constitutes the legal, valid and binding obligation of IUCPSS, enforceable against IUCPSS in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights.

15.1.4. IUCPSS has not and will not undertake any action which might impair the performance of any of its obligations under this Agreement.

15.1.5. IUCPSS shall promote the eSports Games and shall perform such other ancillary functions for the development and promotion of the eSports Games.

15.1.6. IUCPSS shall not in any manner defame the eSports Games, and/ or ESP, and shall not do or omit to do anything that may be detrimental to or prejudice or Impair the organization of or the goodwill/ reputation earned by eSports Games and/or ESP or which derogates from or devalues the Rights in any way.

15.1.7. In performing this Agreement, IUCPSS shall act in a manner consistent with and as per the terms of this Agreement, in compliance with Applicable Law and documents, and in furtherance of the objectives of eSports Games. It's constituent

15.1.8. There is no claim or litigation pending or threatened against IUCPSS, which, if adversely determined, would have a material adverse effect on its ability to carry out its obligations as contemplated under this Agreement;

15.1.9. IUCPSS shall be solely responsible to fulfill its obligations arising out of this Agreement.

15.1.10. IUCPSS has obtained all governmental approvals, permissions and consents, if any, required by it to perform all its obligations under this Agreement and shall, during the Term, maintain all such government approvals, permissions and consents. There are no outstanding regulatory issues, actions, investigations etc. and no permission, approval or consent has been revoked/ withdrawn/ denied by the relevant granting authority as on the date of this Agreement, which could adversely affect this Agreement in any manner or its ability to discharge or perform its obligations under this Agreement or its authority in relation to the Rights.

15.1.11. The execution and delivery of, and the performance of obligations under and in compliance with the provisions of, this Agreement, and any other documents that may be executed under or pursuant to or in connection with or in order to give effect to this Agreement, shall not result in:

a. the violation of any provision of IUCPSS's constituent documents or bye-laws, where applicable;

b. the breach of, or constitute a default under, any other instrument or agreement to which IUCPSS is a party; or

c. the violation of any law, rule or regulation in any jurisdiction having the force of Law or of any order, judgment or decree of any court or governmental agency or agreement to which IUCPSS is a party or by which it or its assets are bound.

15.2. IUCPSS shall:

15.2.1. not adopt or use any other trademarks, drawings, symbols, emblems, logos, designations or names confusingly similar to any of ESP Intellectual Property in a manner that is not consistent with the provisions of this Agreement;

15.2.2. Not do or authorize to be done any act or thing which will harm, misuse or bring into disrepute ESP, the eSports Games, and/or any ESP Intellectual Property;

15.2.3. Not hold itself out as the owner of any of ESP Intellectual Property;

15.2.4. Use ESP Intellectual Property solely in accordance with the provisions of this Agreement.

15.3. IUCPSS acknowledges that all rights in ESP Intellectual Property, including the logos and the team names, together with all goodwill attached to each of them shall remain the sole property of ESP and shall inure solely for the benefit of ESP. Should any right, title or interest in ESP Intellectual Property or any goodwill therein become vested in IUCPSS (by the operation of law or otherwise), it shall hold the same in trust for and shall, at the requisition of ESP, immediately and unconditionally assign to ESP free

of charge any such right, title, interest or goodwill and execute any documents and do all acts required by ESP for the purpose of confirming such assignment.

15.4. IUCPSS shall not use the feed and/or Footage, nor use any part thereof, for any purpose other than in the manner permitted under this Agreement;

15.5. IUCPSS shall:

15.5.1. Comply with all statutory and contractual requirements of this Agreement; and

15.5.2. Maintain the confidentiality of this Agreement during and after the Term of this Agreement.

15.6. The representations and warranties of IUCPSS contained herein shall be true and correct as of the date of execution of this Agreement, and IUCPSS shall ensure that such representations and warranties remain true and correct during the subsistence of this Agreement.

15.7. IUCPSS shall maintain the confidentiality of this Agreement whether during or after the Term.

16. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF ESP

16.1. ESP represents, warrants, undertakes and covenants (as relevant) to IUCPSS that:

16.1.1. ESP is validly incorporated and existing under the laws of the Pakistan.

16.1.2. ESP has full title, authority, capacity and ability to enter into this Agreement and fulfill all its obligations hereunder in accordance with the terms of this Agreement and this Agreement constitutes the legal, valid and binding obligation of ESP, enforceable against ESP in accordance with its terms, except as such enforceability may be limited by reorganization, bankruptcy, insolvency, moratorium or similar laws affecting creditor's rights.

16.1.3. In performing this Agreement, ESP shall act in a manner which is consistent with and as per the terms of this and its constituent documents, and in furtherance of the Agreement, at all times in compliance with Applicable law objective.

16.1.4. There's no claim or litigation pending or threatened against ESP, which, if adversely determined, would have a there is no claim or litigation pending or threatened material adverse effect on its ability to carry out its obligations as contemplated under this Agreement and/or on its ability to organize and conduct the eSports Games throughout the Term.

16.1.5. The execution and delivery of, and the performance of obligations under and in compliance with the provisions of, executed under or pursuant to or in connection with or in this Agreement, and any other documents that may be order to give effect to this Agreement, shall not result in:

a. the violation of any provision of ESP constituent documents or memorandum or articles of association or bye-laws, where applicable;

b. the breach of, or constitute a default under, any other instrument or agreement to which ESP is a party; or

c. the violation of any law, rule or regulation in any Jurisdiction having the force of law or of any order, judgment or decree of any court or Governmental Authority or agreement to which ESP is a party or by which it or its assets are bound.

17. CORRUPT PRACTICE

17.1. The Parties agree to comply with all Applicable Laws, including all anti-corruption and anti-bribery legislations applicable to the Parties. Each of the Parties agrees that neither such Party nor any Person working on its behalf in connection with the subject matter of this Agreement shall make any payment or transfer anything of value, directly or indirectly to: any governmental official or employee (including employees of government-owned and government-controlled corporations and public international organizations); any political party, official of a political party, or candidate for public office; any intermediary, including, but not limited to, agents or family members of government officials, for payment to any government official; any other Person or entity in a corrupt of improper effort to obtain or retain business or any advantage, connection with the affairs of either Party; any business entity selling a competing product in order to eliminate or restrict market; or any other Person or entity; if such payment or transfer would violate the laws of the country in which the transaction is made.

17.2. IUCPSS represents, and shall ensure that the participating universities Affiliates or any of its or their respective officers, managers, undertake, that they shall not and shall not permit any of its employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any official, in each case, in violation of the Prevention of Corruption Act, 1947 (the "PCA") or any other applicable anti-bribery or anti-corruption law. They further represent that they shall cease all of their activities, as well as remedy any actions in violation of the PCA or any other applicable anti-bribery or anti-corruption law.

18. TERM, TERMINATION AND EVENT OF DEFAULT

18.1. This Agreement shall commence on the Execution Date and shall continue in force for ten (10) years from the date of commencement (the "Original Term") unless terminated earlier as hereinafter provided

18.2. The Agreement shall be automatically renewed for one or more further terms of ten (10) years (each together with the Original Term, a "Term"), unless ESP serves a notice of at least six (6) months before the expiry of any term, notifying IUCPSS its intention to discontinue the Agreement.

18.3. Notwithstanding Clause 18.2 above, either Party has a right to terminate this Agreement by a written notice of 30 (thirty) days to the other Party: in this case ESP will not be entitled anymore to do the payment of remaining lump sum amount to the IUCPSS.

18.3.1. if the other Party is wound up, dissolved or in the event bankruptcy or insolvency proceedings are initiated against the other Party or a receiver is appointed with respect to the assets of the other Party; or

18.3.2. In the event the representations, warranties or covenant of the other Party are discovered to be or become false or misleading in any respect and such misrepresentation, if capable of being remedied, is not cured within a period of 15 (fifteen) days of the receipt of a written notice to the effect from the other Party.

18.4. Notwithstanding the expiry of the Term or termination of this Agreement:

18.4.1. ESP shall have the right to continue to produce and distribute in perpetuity programming utilizing the Rights created prior to the termination;

18.4.2. ESP shall have the right to continue to use in perpetuity names, photographs, likenesses, logos and/or trademarks of IUCPSS, the universities, players, coaches and/or other individuals who render services in connection with the foregoing.

18.5. The happening of any of the following events shall be an event of default ("IUCPSS Event of Default") on part of IUCPSS under this Agreement:

18.5.1. IUCPSS permits any third party to utilize ESP Intellectual Property Rights and Rights granted to ESP;

18.5.2. IUCPSS doing or permitting to be done any act, matter, deed or thing in violation of Applicable Law;

18.5.3. Any breach, default, contravention, non-observance, any Applicable Law or this Agreement which has material impact on the scope of work and IUCPSS fails to remedy within the notified time;

18.5.4. IUCPSS novates and /or assigns the Agreement to any third party, or

18.5.5. Any breach of provisions relating to anti-corruption.

18.6. In the event of an IUCPSS Event of Default ESP has the right to give to IUCPSS written notice of its intention to terminate this Agreement after the expiration of a period of 30 (thirty) days after the date of such notice and, upon the expiration of such period, this Agreement shall automatically terminate. If, however, upon receipt of such notice, IUCPSS promptly and with all due diligence cures the default within thirty (30) days, or takes action to cure the default with all due diligence if such default is not capable of being cured within the thirty (30) day period, then such notice shall be of no force and effect.

18.7. In IUCPSS Event of Default provided for in Clause 18.5.1, ESP shall, subject to applicable Law, be entitled either to itself or any of its Affiliates, to all the earned or derived revenues received by IUCPSS as a result of grant to or usage of the Intellectual Property Rights and/ or Rights by the third party. Until such time that the proceeds are paid to ESP, IUCPSS shall hold the amounts in trust for ESP or any entity so appointed by ESP to receive such proceeds.

18.8. The rights granted hereunder shall not be in substitution for, but shall be in addition to any or all rights and remedies granted under law or equity.

19. EFFECT OF TERMINATION

19.1. Upon termination of this Agreement as per the terms and conditions given under in this Agreement, all the rights granted herein and all the arrangements envisaged herein shall stand revoked.

19.2. Provided that any other revenues generated on exploitation of Intellectual Property Rights and Rights, through agreements subsisting at the time of termination between the Parties, shall vest in ESP until termination or expiry thereof.

19.3. The termination of this Agreement shall in no event terminate or prejudice (a) Any right or obligation of either Party arising out of or accruing under this Agreement and attributable to events or circumstances occurring prior to such termination; and (b) any provision which by its nature is intended to survive the termination of this Agreement, including the provisions of this Clause 19 (Effect of Termination) as well as Clause 1 (Definitions and Interpretation),

Clause 18 (Term and Termination), Clause 15 (Representations, Warranties and Undertakings and Clause (Representations, Warranties and Undertakings of ESP), Clause 20 (Confidentiality), Clause 21 (Indemnity and Liability), Clause 25.3 (Governing Law and Jurisdiction) Clause 25.4 (Dispute Resolution), Clause 25.8 (Notice) and Clause 25.11 (Costs and Expenses).

20. CONFIDENTIALITY

20.1. No Confidential Information belonging to any Party to this Agreement shall be disclosed by the receiving Party to any third party. Disclosure of such Confidential Information shall be restricted, on a need-to-know basis, solely to employees, agents, advisors, consultants and representatives of the receiving Party, who have been advised of their obligation with respect to the Confidential Information and bound by confidentiality obligations similar to those imposed on the Parties under this Agreement. Each Party shall hold in strictest confidence, shall not use for any purpose other than this Agreement, and shall take all necessary precautions to secure, all Confidential Information of the other Party. ESP and IUCPSS hereby acknowledge that the content of this Agreement is confidential and agree to take whatever measures are reasonably necessary to preserve such confidentiality, unless disclosure is required by Law. Any public announcement or disclosure in relation to this Agreement can be done by either Party only through a press release which has been mutually agreed upon in writing by both Parties. The terms of this Agreement shall not be released as part of any public announcement and shall at all times be treated as Confidential Information by the Parties

21. INDEMNITY AND LIABILITY

21.1. IUCPSS hereby indemnifies and agrees to keep harmless ESP against all direct costs, losses, expenses, damages, fees (including reasonably attorneys fees and legal costs and expenses) arising out of or in connection with any third party claims, actions, demands, proceedings against ESP by reason of (i) Any breach by IUCPSS of the provisions of this Agreement, or (ii) any willful default or gross negligence by IUCPSS and/or the participating universities and/or the participating players in the performance of its duties and obligations hereunder and under the Code of Conduct, or (iii) any breach by IUCPSS of Applicable Laws.

21.2. ESP hereby indemnifies and agrees to keep harmless IUCPSS against all direct costs, losses, expenses, damages, fees (including reasonably attorneys fees and legal costs and expenses) arising out of or in connection with any third party claims, actions, demands, proceedings by reason of (i) any material breach by ESP of the terms of this Agreement, or (ii) any breach by ESP of Applicable Laws.

21.3. Neither Party shall be liable for any indirect, consequential or punitive damages under this Agreement.

22. NO PARTNERSHIP OR AGENCY

22.1. Nothing contained or implied in this Agreement shall be interpreted as constituting a partnership, agency or trust between the Parties hereto and no Party has any authority to bind the other party in any manner whatsoever.

23. OVERRIDING CLAUSE

23.1. Notwithstanding anything to the contrary contained in the Agreement, the Parties hereto agree that any change of relevant rules, regulations or guidelines framed and issued by the Government of Pakistan from time to time, shall override any clause, obligation, and covenant under this Agreement which may be contrary thereto any.

24. FORCE MAJEURE

24.1. Notwithstanding any other provisions in this Agreement, neither Party will be liable to the other for any loss or damage whatsoever or compensation arising as a direct or indirect result of any party being totally or partially prevented in the performance of any of its obligations under this Agreement due to a Force Majeure Event, irrespective of whether or not any notice is given. A "Force Majeure Event" shall mean and include without limitation rain, snowfall storm, fire, earthquake, flood, epidemic, strike, riot, civil disturbance, war, terrorism, civil commotion, acts of God and other event or combination of events or circumstances beyond the control of a Party which cannot by the exercise of reasonable diligence, or despite the adoption of reasonable precaution and/or alternative measures, be prevented, or caused to be prevented, and which materially and adversely affects a Party's ability to perform its obligations under this Agreement, including change in Applicable Law, regulations or policies of the Government, or court order or other acts of any Governmental Authority which are beyond the control of any Party.

25. MISCELLANEOUS

25.1. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all or any prior negotiations, representations or agreements, either written or oral.

25.2. Assignment. No party to this Agreement shall be entitled to assign the rights and liabilities under this Agreement, without the prior written consent of the other Party, provided that, notwithstanding anything to the contrary contained herein, ESP shall have the right to assign/ novate this Agreement to any of its Affiliates in case of a reorganization or restructuring of its business, provided that the entity to which this Agreement is proposed to be assigned or novated in favor of shall be capable of discharging all of ESP obligations under this Agreement.

25.3. Governing Law and Jurisdiction.

25.3.1. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and be governed by the Laws of Pakistan.

25.3.2. The courts of Nowshera shall have exclusive jurisdiction to try and entertain disputes arising out of this Agreement, if any.

25.4. Dispute Resolution.

25.4.1. Any dispute, controversy, claim or disagreement of any kind whatsoever between or among Parties arising under, out of or in connection with, this Agreement, (including a dispute regarding the existence, validity or the consequences of its nullity or termination) ("Dispute") shall, upon the written request (a "Request") of any Party, be referred, in the first instance, to such senior officers of the Parties as may be designated by them (the "Senior Officers") for resolution. The Request shall set out brief details of the Dispute. The Senior Officers shall promptly meet or otherwise communicate and attempt to negotiate in good faith an expeditious resolution of the Dispute. In the event that resolution of the Dispute is reached pursuant to this Clause 25.4 the resolution and its terms shall be recorded in writing and signed by an authorized representative of each of the Parties. If the Parties are unable to resolve the Dispute through negotiation within thirty (30) days after service by any Party of a Request, then the Dispute shall be resolved in accordance with the provisions specified hereinafter.

25.4.2. If the Parties are unable to resolve the Dispute through negotiation under Clause 24.4 within thirty (30) days after service by any Party of a Request, either Party shall be entitled to give written notice (an "Arbitration Notice") to the other Party requiring that the Dispute be referred to and finally resolved by arbitration, irrespective of the amount in Dispute or whether such Dispute would otherwise be considered justifiable for resolution by any court. The Arbitration Notice shall summarize the basis of the Dispute. This Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect pending the award in such arbitration proceeding, which award shall determine whether and when any termination of this Agreement shall become effective. Subject to Clause 25.4.3 below, the arbitration shall be governed by the provisions of the Arbitration Act, and any statutory modification or re-enactment thereof, and the rules framed there under.

25.4.3. The arbitration shall be conducted as follows:

a. The parties shall mutually appoint a sole arbitrator to resolve the aforesaid disputes or differences. In the event that the Parties fail to mutually appoint a sole arbitrator within 15 days, the procedure set out in the Arbitration Act shall apply.

b. All proceedings in any such arbitration shall be conducted in English only.

C.The seat of the arbitration proceedings shall be Nowshera.

d. Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

e. The award rendered shall be in writing and shall set out the facts of the Dispute and the reasons for the arbitrator's decision. The award shall apportion the costs of the arbitration as the arbitrator deems fair.

f. Except as expressly provided under the Arbitration Act, no Party shall have any right to commence or maintain any suit or legal proceedings in connection with or relating to the Dispute or the arbitration proceedings.

g. No Party or Person involved in any way in the initiation, coordination or operation of the arbitration of any Dispute may disclose the existence, content or results of the Dispute or any arbitration conducted under this Agreement in relation to that Dispute.

h. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

25.5. Severability. In case any provision of this Agreement is held to be invalid or illegal or unenforceable by a court of competent Jurisdiction, the Parties agree to negotiate to substitute such provisions with comparable provisions SO as to remove such invalidity, illegality or unenforceability, as the case may be. Invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity to the rest or the provisions of this Agreement, which shall remain binding on the Parties in all respects.

25.6. Waiver. No forbearance, indulgence or relaxation by any Party at any time to require performance of any provision to the Agreement shall in any way affect, diminish or prejudice the right of such Party to receive performance of that provision to the Agreement and it shall not be construed as waiver of any continuing or succeeding breach of such provision or a waiver or an amendment of the provision itself or a waiver of any rights under or arising out of this Agreement, unless the same is agreed upon in writing.

25.7. Execution. This Agreement shall be executed in duplicate, each of which shall be deemed an original Agreement, and all of which shall constitute one Agreement to be effective as of the Effective Date. Delivery of an executed signature page of this Agreement by facsimile transmission shall take effect as delivery of this Agreement. If such method is adopted, without prejudice to the validity of this Agreement, each Party shall provide the other Party with the entire Agreement in original, along with such signature page, as soon as is reasonably practicable thereafter.

25.8. Notices.

25.8.1. All notices to be given or material to be submitted for approval under this Agreement shall be in writing and shall be deemed to be effective if delivered by hand or facsimile or sent by Registered Post to the addressee at its address set out herein below:

To IUCPSS:

Address: Association of Private Sector Universities of Pakistan, 1st Floor, Umar Sharif plaza, Blue Area, Islamabad, Pakistan

Attention: Mr. Noor Murtaza (Chief Executive Officer-IUCPSS)

Phone No.: +92 300 9840120, +92 321 9221456

Email: Iucpss_pk@yahoo.com

To ESP:

Address:

H. No. 53, Street No. 02, Block-E, ASC Colony, Nowshera-24100. Khyber Pukhtoonkhwa, Pakistan.

Attention: Mr. Muhammad Jamal Qureshi (Chief executive Officer-ESP)

Phone No.: +92 333 8712355

Email: ceo@esp.org.pk

or to such other address as the relevant Party may notify in writing to the other.

25.8.2. All notices shall be deemed to have been validly given on the Business Day immediately after the date of transmission with confirmed answer back, if transmitted by facsimile, provided that any such notice sent by fax shall not be valid unless it is followed by the original communication by registered post or courier service as stated above, or (i) the Business Day immediately after the date on which the notice is transmitted by facsimile as well as via email to the address of the relevant Party as specified above, or (ii) the the expiry of 7 (seven) Business Days after posting, if sent by post or registered post, or (iv) the expiry of 3 (three) calendar days, if sent by an internationally recognized courier.

25.9. Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter of this Agreement and replaces and supersedes all prior agreements whether written or oral between the Parties and/or their Affiliates with respect thereto.

25.10. Amendment. No modification or amendment to this Agreement, or additional obligation assumed by any Party in connection with this Agreement, shall be effective unless it is in Writing and signed by both Parties.

Costs and Expenses. Each Party shall bear its own costs and expenses (including legal costs and expenses) incurred in relation to the negotiation, preparation and execution of this Agreement and all other documents contemplated herein. The Parties shall bear the costs relating to stamp duty on this Agreement in equal proportion.

25.11. Further Assurances. Each Party shall, without further consideration, sign, execute and deliver any document and shall perform any act which may be necessary or desirable to give full effect to this Agreement and the arrangement contemplated under this Agreement. Without limiting the generality of the foregoing, if the approval of any Governmental Authority is required for any of the arrangements under this Agreement to be effected, each Party shall use all reasonable endeavors to obtain such approval.

25.12. Damages. The Parties acknowledge and agree that damages may not be an adequate remedy for any breach of their respective obligations under this Agreement and that the Parties shall be entitled to seek (in addition to damages) the remedies of injunctive specific performance and any other equitable relief for any threatened or actual breach of such obligations.

25.13. Assignment. This Agreement shall inure to the benefit of and be binding upon each of the Parties and its respective successors and permitted assigns. IUCPSS may not assign this Agreement, or any rights or obligations under this Agreement to any Person, without the prior written consent of ESP. ESP may assign this Agreement, or any rights and obligations under this Agreement to any of its Affiliates. Any assignment by ESP to any Person other than an Affiliate of ESP shall require prior written consent from IUCPSS.

25.14. Independent Remedies.

25.15. Each of the rights of the Parties under this Agreement is independent, cumulative and without prejudice to all other rights available to them.

25.16. Time of the Essence. Any date or period as set out in any Cause to this Agreement may be extended with the written consent of the Parties.

Good Faith. Each of the Parties undertakes with the other try to act in utmost good faith in interpreting and implementing this Agreement and agrees to do all things reasonably within its power, which are necessary or desirable to give effect to the spirit and intent of this Agreement.

25.17. Authorized Signatories. The persons signing this Agreement on behalf of the respective Parties have the authority to sign and execute this document on behalf of the Parties for whom they are signing.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have set and subscribed their respective hands and seal on the date and place first hereinabove written.

For and on behalf of Elite Sports Pakistan Pvt Limited.

14/04/2022

Authorized signatory

M. Jamal Qureshi

Chief Executive Officer

Address: H. No. 53, Street No. 02, Block-E, ASC-Colony, Nowshera-24100, Khyber Pakhtunkhwa Pakistan

For and on behalf of the Inter University Consortium for the Promotion of Social Sciences Pakistan

14/4/22

Authorised signatory

Mr. Noor Murtaza

Chief Executive Officer

Address: Association of Private Sector Universities of Pakistan, 1st Floor, Umar Sharif plaza, Blue Area, Islamabad, Pakistan

Schedule I

DEFINITIONS

Affiliates " means, with respect to: (a) a corporation, partnership, association, trust, or any other entity (in each case, a person), shall can any Person who, Controls, is Controlled by or is under common Control with such Person, including, without limitation to any general Partner, officer or director of such Person and any fund now or hereafter existing which is Controlled by or under common Control with one or more general partners or shares the same management company with Such Person, and (b) an individual means a Relative of such individual and a Person who is Controlled by or is under common Control with such individual and/or a Relative of such individual;

Agreement" shall mean this eSports agreement including all schedules and annexure hereto, and as may be amended from time to time in accordance with the terms hereof;

"IUCPSS" shall mean, in respect of each Participating University, the team of Eligible Players representing such University (each such Eligible Player, an "IUCPSS" Player).

"Applicable Law/Laws" means all laws, brought into force and effect by GOP or the State Government including rules, regulations and notifications made there under, and judgments, decrees, injunctions, writs and orders of any court of record, applicable to this Agreement and the exercise, performance and discharge of the respective rights and obligations of the Parties hereunder, as may be in force and effect during the subsistence of this Agreement;

"Arbitration Act" shall mean the (Pakistan) Arbitration and Conciliation Act, 1940, as amended from time to time;

"Arbitration Notice" shall have the meaning ascribed to the term in Clause 25.4 of this Agreement.

"Audio Rights" shall mean the right to transmit and deliver by means of Radio Delivery, the Unilateral Commentary and/or the ambient sound from the eSports Games venues during the Term, as part of, and for inclusion in, any audio services or programmes for reception in the Territory;

Broadcaster. "Broadcaster shall mean the broadcaster selected by ESP for the exploitation of the Television Rights and up linking, down linking of the Footage relating to the esports as decided between ESP and such

"Business Day/s" shall mean any day, other than a Saturday, a Sunday or any day on which banks in Nowshera, Pakistan are permitted to be closed for business;

Code of Conduct" means the rules of conduct to be adhered to by the participating universities and players as provided in Schedule II;

"Commercial License" is a license granted by ESP to use the names, photographs, likenesses, logos and/or trademarks of IUCPSS, the universities players, coaches and/or other individuals who render services connection with the Rights as an endorsement of a product or service excluding a license to use the names, photographs, likenesses logos and/or trademarks as an endorsement, or otherwise in support of the Rights, Parties, universities, tournaments and those distributing or exhibiting the foregoing.

Control (including, with its correlative meanings, the terms "Controlled by" or "under common Control" with) shall mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and/or policies of a Person whether through the ownership of voting securities, by agreement or otherwise or the power to appoint of directors, partners or other individuals exercising similar authority with respect to a Person, or (b) the possession, directly or indirectly, of a voting interest and/or shareholding in excess of 50% (Fifty percent) in a Person;

"Confidential Information" shall include but not be limited to all knowledge and information of a confidential nature about this Agreement, including the contents and existence of this Agreement, and all information exchanged between the Parties under or pursuant to this Agreement or during the negotiations preceding this Agreement, the management, operation and/or financial condition of the Parties and/or any of their Affiliates, as well as any strategies, projects, plans, documents, information, accounting records, supply sources, agreements, and marketing plans in relation to the eSports, ESP and/or IUCPSS;

Digital Rights" shall mean the Internet Rights and the Mobile Rights;

Dispute shall have the meaning ascribed to the term in Clause 25.4 of this Agreement;

"Eligible Players" shall mean, with respect to an IUCPSS University Team, those players that the relevant Participating University is entitled to select to comprise the players and alternate players of the IUCPSS University Team, all of whom must be full-time students of the relevant Participating University, who are in good standing with the Participating University.

ESports" shall mean competitive Video Gaming, and "eSport" shall mean any Video Gaming with in respect of any single competitive Video Game Title.

esports Games" shall mean collectively, all eSports Seasons and eSports Tournaments, and including each game played in each eSport Season and eSports Tournament.

esports Season" shall mean, in respect of each eSport, the competitive gaming series organized and conducted by ESP, in any seasonal format, in which IUCPSS University Teams participate.

Esports Tournament" shall mean, in respect of each eSport, the competitive gaming tournaments organized and conducted by ESP Whether forming the culmination or any esports Season or otherwise, in which IUCPSS University Teams participate.

Footage" means the audio visual coverage of any event relation to any eSport contained in the live feed, in part or in full, live or delayed, produced or created by ESP in accordance with the terms of this Agreement;

Force Majeure Event" shall have the meaning ascribed to the term under Clause 24 of this Agreement;

"Governmental Approvals" shall mean all approvals, authorizations, permissions, licenses and the like that are required to be obtained from a Governmental Authority in relation to the eSports or the Rights;

"Governmental Authority" shall mean any entity, authority, government, state or other political subdivision thereof, or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, trademark registry, agency, department, board, commission or Instrumentality or any political subdivision thereof, any

court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, including the stock exchange, agency or authority having jurisdiction over any of the Parties, their operations or the transactions contemplated in this Agreement;

"Internet" means the system making use of the TCP/IP software protocols known as the internet or the worldwide web (whatever the communications links may be) which connects the user (including by way of fixed, mobile, DSL, ISDN, UMTS WiMax or other broadband links), including any developments in such protocols or any other protocols which may be developed which give equivalent, reduced or enhanced functionality compared with such protocols;

"Internet Rights" means the right to transmit, broadcast, deliver and/or exhibit in full or in part the feed and Footage in the Territory, by means of the Internet for reception and exhibition in the Territory and includes the right to make available any form of -branded or non-branded materials, schedules, eSports Games and score alerts, including through any applications exploited or accessible via the Internet;

"IT Ordinance" shall mean the (Pakistan) Income Tax Ordinance 2001, and any statutory modification or re-enactment thereof;

"Intellectual Property Rights" shall mean and include collectively or individually, all present and future rights conferred by statute, common law, equity or any corresponding law in or relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisions, re-issues, examinations, utility, model and design patents or any extensions thereof; (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications therefore, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets, confidential information, know-how, goodwill, software, database rights, and moral rights; and (e) internet domain names, Internet and World Wide Web (WWW) URLs or addresses;

and (1) all other intellectual, information or proprietary right whether registered or unregistered and including all applications for and renewals or extensions of such rights, including:

(a) All rights in all applications to register these rights;

(b) All renewals and extensions of these rights;

(c) All rights in the nature of these rights, such as moral rights and database rights; and

(d) All rights to sue for infringement or passing-off of these rights.

"League" means the format in which the eSports Seasons and/or eSports Tournament shall be conducted, with games conducted between Participating Universities in a league format, according to the schedule of games decided by ESP;

"Mobile Activation Rights" means the right to make available any form of branded or non-branded materials, schedule, eSports Games and score alert including through any application exploited via SMS, MMS or any other form of Mobile Communications Technology;

"Mobile Broadcast Technology" means each wireless standard or technology for the broadcast of audiovisual images to Mobile Devices including DVB-H, DAB, DMB-T, DMB-S, ISDB-T and Qualcomm's MediaFlo technology and similar, related or derivative standards or technologies devised or invented in the future;

"Mobile Communications Technology" means any mobile wireless communications technologies with radio frequency spectrum in any band to enable or facilitate the delivery of, amongst other things, audiovisual content to Mobile Devices for reception and viewing in intelligible form including, General Packet Radio Services (GPRS), Global System for Mobile Communications (GSM), Universal Mobile Telecommunications System (UMTS) and any similar, related or derivative technology now known or devised or invented in the future;

"Mobile Delivery" means the delivery or provision of access to audio and/or visual material and/or audio- visual material for reception and viewing in an intelligible form by means of Mobile Broadcast Technology and/or Mobile Communications Technology;

"Mobile Device" means any handheld portable personal device (whether now known or hereafter developed) which is primarily designed or adapted to be capable of being used while in motion and which when connected to a mobile communications network uses Mobile Communications Technology in order to send and receive voice and data (including without limitation audio and audiovisual content);

"Mobile Rights" means the right to deliver or provide access to the feed or Footage in the Territory, for reception and viewing in an intelligible form on a Mobile Device where the communication link(s) used in such delivery comprises, at least in part, Mobile Delivery, and shall include any Mobile Activation Rights, but excluding Television Delivery and Internet Delivery;

"Net Profits" mean the profit of ESP pursuant to this Agreement computed separately for each calendar year, provided that losses from 2013 and subsequent years may be carried forward unless and until fully recouped. For the avoidance of doubt, it is clarified that Net Profits shall mean ESP's revenues actually received from advertisers and license fees for the Rights in that calendar year excluding Commercial Licenses and any revenues not based on the rights granted by IUCPSS, reduced by the following: (ii) all costs related to or arising from creating and obtaining revenues or potential revenues for the Rights; (iii) the same percentage of all other ESP costs as the percent of Esp revenues attributable to rights granted by IUCPSS; and (iv) reasonable reserves for anticipated costs;

"Net Proceeds" means amounts actually received by ESP from such licenses reduced by any fees, costs or expenses, including commissions and similar costs related to or arising from creating and obtaining revenue or potential revenue for Commercial Licenses.

"Participating University shall mean each educational institution that is a member institution of IUCPSS that meets all of the minimum standards for eSports Seasons and eSports Tournaments as provided for in this Agreement and that has agreed to participate in any eSports Season or eSports Tournament.

Party and "Parties" shall have the meanings ascribed to the terms in the preamble to this Agreement;

Person means any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, Muslim undivided family, trust, union, association,

society, co-operative society, government or any agency or political subdivision thereof or any other entity that may be treated as a Person under the Applicable Law;

Programmes" shall have the meaning ascribed to the term in Clause 4.6 of this Agreement;

"Radio Delivery" means the transmission of audio only content in analogue or digital form by means of wireless telegraphy, including radio transmission in the FM and AM frequency bands and satellite radio, and any similar, related or derivative technology now known or devised or invented in the future;

"Request" shall have the meaning ascribed to the term in Clause 25.4 of this Agreement;

Rights shall have the meaning ascribed to the term in Clause 4.2 of this Agreement

"Senior Officers" shall have the meaning ascribed to the term in Clause 25.4 of this Agreement;

"Sponsor(s)" for any eSport or eSport Games shall mean the Title Sponsors, equipment sponsors, and all entities who have been granted sponsorship rights relating to any aspect of the relevant eSport or relevant eSports Games, either collectively or individually, as the context may require;

"Television Set" shall mean any television set or similar fixed or portable monitor, including any television receiver, whether handheld or installed in a vehicle, which does not have, and operates and functions independently of any device with, any built-in telephony or other two-way communications capability;

"Television Delivery shall mean the delivery of audio-visual material for reception and viewing in an intelligible form by means of satellite, direct-to-home television, cable television, closed loop IPTV, analogue and digital terrestrial television and any similar, related or derivative technology now known or devised or invented in the future, including transmissions to an audience (paying or non-paying) at bars, hotels, restaurants and offices (and in each case, including without limitation all forms of video-on-Demand and pay-per-view);

Television Rights" shall mean the right to transmit, broadcast, deliver and/or exhibit the feed and Footage in full or in part (in highlights, in magazine programmes and news programmes) and any Unilateral Commentary by means of Television Delivery for reception and exhibition in the Territory on Television Sets;

"Territory shall mean worldwide;

"Title Sponsor for any eSports Games shall mean the title sponsor for such eSport Games as appointed by ESP in accordance with this Agreement, whose name and/or logo shall form an integral part of the logo for that series of eSports Games;

Third Party shall mean any Person, other than ESP and its Affiliates and IUCPSS;

Unilateral Commentary in respect of any eSports game shall mean the contemporaneous verbal account and description of such eSports game produced by or on behalf of ESP.

Video Game Title" shall mean, in respect of any eSport, the title and format of such eSport, as licensed or otherwise made available to ESP by the publisher that has developed and owns such title and format (each such publisher, a "Video Game Publisher").

"Video Gaming' shall mean Console gaming, PC Gaming and Mobile Gaming or any variants or future technologies, whether existing now or created or discovered in the future, in the manner developed by or on behalf of ESP for the purpose of the eSports Games.

"Console Gaming" shall mean gaming that runs on dedicated hardware, which connects to a television, or is handheld;

"PC Gaming" shall mean gaming that runs on general-purpose personal computers;

"Mobile Gaming" shall mean gaming that runs on a range of mobile devices including smart phones and tablets.

SCHEDULE II

Code OF Conduct

The Code of Conduct shall serve as a standard for how players are expected to behave when participating in any tournament organized by ESP Students and staff enrolled in any university, as well as the members and officials of IUCPSS assume an obligation to conduct themselves in a manner compatible with the university/IUCPSS. When involved in an event sponsored or endorsed by ESP, the participant indicates, by his or her registration in the event, he or she agrees to represent his or her team and college/university in a way that does not detract from the reputation of the institution he or she represents, and to act morally and display sportsmanship-like behavior, before, during and after any competition.

Guidelines of conduct include, but are not limited to, the examples outlined below.

IUCPSS University Teams and IUCPSS University Players shall not:

- Use drugs, except for medical purposes (with supporting prescriptions by certified physicians), while traveling, competing, socializing and/or using facilities including lodging spaces;
- Consume alcohol while traveling, competing or spectating;
- Attend any part of the tournament while intoxicated;
- Strike, attempt to strike or otherwise physically abuse any individual;
- Intentionally engage in or incite participants and/or spectators to engage in abusive or violent conduct;
- Use verbal or non-verbal profanity, disrespectful language, obscene gestures or behavior;
- Engage in any corrupt practices;
- Engage in any unfair or dishonest behavior in relation to Tournaments or any games with regard to players of his team, other teams, referees, universities or any other third parties;
- Indulge in any hacking, periphery boosting or modifications, account boosting, player boosting or other activities that would provide an unfair advantage to such participants or that would disadvantage any other participants; and
- Play or participate in any esports game using an account other than his or her own player account, which player account shall, at all times, continue to be in good standing with IUCPSS University Team for which he or she plays, with ESP and with the relevant Video Game Publisher.

The penalty for any IUCPSS University Team's or IUCPSS University Player's failure to comply with the Code of Conduct may include, in addition to such other penalties as may be prescribed, reductions in the credits or standings of the IUCPSS University Team or IUCPSS University Players (including to their respective team or player accounts), suspension from participation in the remainder of the relevant esports Season or eSports Tournament, suspension from participation in any eSports Games, including subsequent eSports Seasons or eSports Tournaments, for the same Video Game Title / eSport or others or ban on future participation in any eSports Games.

IUCPSS